Exhibit 10.18

AMENDMENT AND ACKNOWLEDGMENT

Dated as of October 12, 2005

Reference is made to (i) that certain Subordinated Secured Guaranty Agreement dated as of August 20, 2004 between Core-Mark Holding Company, Inc., a Delaware corporation (“Guarantor”), and Reclamation Creditors’ Trust (the “RCT”) for the benefit of the holders of Allowed Class 3(B) TLV Reclamation Claims, and (ii) that certain Junior Subordinated Secured Guaranty Agreement dated as of August 20, 2004 between Guarantor and the RCT for the benefit of the holders of Allowed Net Non-TLV Reclamation Claims (collectively, the “RCT Guaranties”). Capitalized terms used in this Amendment and Acknowledgment and not defined herein shall have the meanings set forth in the RCT Guaranties.

Concurrently herewith, the First Lien Debt and the Second Lien Debt are being refinanced and replaced pursuant to that certain Credit Agreement dated as of October 12, 2005 among Guarantor, certain affiliates of Guarantor, JPMorgan Chase Bank, N.A., as administrative agent (the “Replacement Agent”), and the lenders party thereto (the “Replacement Lenders”) (as the same may be amended, modified, supplemented, extended, renewed or restated from time to time, the “Replacement Loan Agreement”).

Guarantor and the RCT hereby agree to amend the RCT Guaranties as follows:

1.	References in the RCT Guaranties to General Electric Capital Corporation (including, without limitation, the reference to General Electric Capital Corporation in the definitions of “Agent” and “First Lien Lenders”) shall hereinafter be references to the Replacement Agent.

2.	The Replacement Agent, by its acknowledgment of this Amendment and Acknowledgment, shall be a party to the RCT Guaranties for purposes of the definition of “Agent” thereunder.

3.	The definition of “First Lien Loan Agreement” is amended and restated to read in its entirety as follows:

“First Lien Loan Agreement” shall mean the Replacement Loan Agreement and any loan or credit agreement evidencing any replacement or any increase therein, substitution, refunding, renewal or refinancing of or for all of any part of the First Lien Debt with the same or other lenders, in each case as the same may be amended, modified, supplemented, extended, renewed or restated and otherwise in effect from time to time.

4.	The definition of “First Lien Security Agreements” is amended and restated to read in its entirety as follows:

“First Lien Security Agreements” shall mean, collectively, that certain Security Agreement dated as of October     , 2005 executed by the Guarantor and the Agent and any security agreement or similar agreement executed and delivered in connection with any replacement, substitution, refunding, renewal or refinancing of or for all of any part of the First Lien Debt with the same or other lenders, in each case as the same may be amended, modified, supplemented, extended, renewed or restated and otherwise in effect from time to time.

5.	The Second Lien Debt shall be deemed to be paid in full.

This Amendment and Acknowledgment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page hereto by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment and Acknowledgment.

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IN WITNESS WHEREOF, each of Guarantor and the RCT has caused this Amendment and Acknowledgment to be duly executed and delivered as of the date first written above.

CORE-MARK HOLDING COMPANY, INC.

By:
Name:
Title:

RECLAMATION CREDITORS’ TRUST

By:
Name:
Title:

ACKNOWLEDGED

JPMORGAN CHASE BANK, N.A., as administrative agent

By:
Name:
Title:

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